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As filed with the Securities and Exchange Commission on April 23, 2001

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

eROOMSYSTEM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	87-0540713
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3770 Howard Hughes Parkway, Suite 175, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip Code)

eRoomSystem Technologies, Inc. 2000 Stock Option and Incentive Plan
(Full title of the plan)

Gregory L. Hrncir, General Counsel
3770 Howard Hughes Parkway, Suite 175, Las Vegas, Nevada 89109,
(Name and address telephone number of agent for service)

(800) 316-3070
(Telephone number, including area code, of agent for service)

Copies to:

Michael J. Bonner
John C. Jeppsen
Robert C. Kim
Kummer Kaempfer Bonner & Renshaw
3800 Howard Hughes Parkway, 7th Floor
Las Vegas, Nevada 89109
(702) 792-7000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.001 par value	2,000,000 shares	$5.28	$10,561,951	$2,641

(1)
Represents the maximum number of shares which may be distributed pursuant to this Registration Statement.

(2)
Computed pursuant to Rule 457(h) solely for purposes of determining the registration fee, based upon $5.30, the weighted average exercise price for the options outstanding to purchase 1,991,488 shares of the Registrant's common stock, and $1.40, the closing price of the Registrant's common stock as reported on the Nasdaq SmallCap Market on April 18, 2001.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

    * The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the Note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following material previously filed by eRoomSystem Technologies, Inc. (the "Company" or "Registrant") with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

  1.
  The Company's Annual Report on Form 10-KSB filed with the Commission on April 2, 2001. The Company's Annual Report contains the Company's balance sheets as of December 31, 1999 and 2000 and related statements of operations, stockholders' deficit and cash flows for each of the years ended December 31, 1999 and 2000, together with the report thereon of Hansen, Barnett & Maxwell, independent public accountants.
  2.
  The description of the Common Stock of the Company contained in the Registration Statement on Form 8-A filed on July 14, 2000 and any amendment or report filed for the purpose of updating such description.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Company's common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

    Item 4 is not applicable.

Item 5. Interests of Named Experts and Counsel.

    Item 5 is not applicable.

Item 6. Indemnification of Directors and Officers.

    The Company's 2000 Stock Option and Incentive Plan (the "Plan") provides that no member of the committee charged with the administration of the Plan shall be liable for any act or failure to act taken in good faith with respect to the Plan, any option, or any right to acquire shares of Common Stock under the Plan. The Plan further provides that service on the committee shall constitute service as a director of the Company so that a member of the committee shall be entitled to indemnification and reimbursement as a director of the Company to the full extent allowable under its governing instruments and applicable law.

    Sections 78.7502 and 78.751 of the Nevada Revised Statutes provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article XII of our amended and restated articles of incorporation provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by Sections 78.7502 and 78.751 of the Nevada Revised Statutes. In addition, pursuant to a severance agreement with Gregory L. Hrncir, our former secretary, we agreed to indemnify Mr. Hrncir for any actions taken by him on behalf of the Company prior to November 30, 2000 to the extent provided for in our bylaws.

    In addition to the indemnification of officers and directors under the Nevada Revised Statutes, we entered into indemnification agreements with Dr. Alan C. Ashton on August 17, 1999 and with John J. Prehn on May 31, 2000, both outside directors of the Company. Pursuant to these indemnification agreements, we agreed to hold harmless and indemnify each of them against any and all expenses incurred by them as a result of their positions as directors of the Company. In addition, we agreed to advance expenses incurred by each of them upon receipt of a written request for such advancement containing an unsecured undertaking by each of them to repay such amounts to the extent that they are held to not be entitled to indemnification from the Company. The advancement of expenses specifically excludes amounts for judgments, penalties, fines and settlements. Messrs. Ashton and Prehn each possess the right to indemnification if, in civil proceedings, they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company, and, in criminal proceedings, they had no reasonable cause to believe that his conduct was unlawful. In addition, the Company may elect to not indemnify Messrs. Ashton and Prehn if either a majority of the directors not involved in the relevant proceeding or independent legal counsel, in a written opinion, determine that they have not met the relevant standards for indemnification.

    On September 28, 1999, we entered into an indemnification agreement with Donnelly Prehn which indemnifies Mr. Prehn for actions to be taken by him as a director on behalf of RSi BRE, Inc, a wholly-owned subsidiary of the Company ("RSi BRE"). Pursuant to this indemnification agreement, the Company and RSi BRE, jointly and severally, agreed to hold harmless and indemnify Mr. Prehn against any and all expenses incurred by him as a result of his position as a director of eRoomSystem Technologies. In addition, we agreed to advance expenses incurred by Mr. Prehn upon receipt of a written request for such advancement containing an unsecured undertaking by Mr. Prehn to repay such amounts to the extent that Mr. Prehn held to not be entitled to indemnification from the Company. Mr. Prehn's rights to indemnification are only available if damages have not already been paid directly to Mr. Prehn by an insurance carrier maintained by either the Company or RSi BRE. Mr. Prehn is not entitled to indemnification if he is adjudged by a court of competent jurisdiction to have engaged in intentional misconduct or a knowing violation of the law, if he received an improper personal benefit, or if a court of competent jurisdiction renders a final decisions that such indemnification is unlawful.

    Even though indemnification for liabilities arising under the Securities Act may be provided to certain directors and officers pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

    Item 7 is not applicable.

Item 8. Exhibits

Exhibit Number	Description
4.01	Form of Common Stock Certificate	*
5.01	Opinion of Kummer Kaempfer Bonner & Renshaw regarding the legality of the securities being registered.
10.01	eRoomSystem Technologies, Inc. 2000 Stock Option and Incentive Plan.	**
23.01	Consent of Hansen, Barnett & Maxwell.
23.02	Consent of Kummer Kaempfer Bonner & Renshaw (included in Exhibit 5.01).
24.01	Power of Attorney (included on page 6).
*
Previously filed as an exhibit to the Registrant's Registration Statement on Form SB-2, as filed with the Commission on April 14, 2000.
**
Previously filed as an exhibit to the Registrant's Pre-Effective Amendment No. 1 to its Registration Statement on Form SB-2, as filed with the Commission on June 9, 2000.

Item 9. Undertakings

  (a)
  The undersigned Registrant hereby undertakes:
  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;
  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
  (iii)
  To include any additional or changed material information on the plan of distribution.
  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
  (b)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
  (c)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to

    Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on April 23, 2001.

eROOMSYSTEM TECHNOLOGIES, INC.
By:	/s/ DAVID S. HARKNESS David S. Harkness Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David S. Harkness, as a true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission granting unto said attorney-in-fact and agent the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ DAVID S. HARKNESS David S. Harkness	Chief Executive Officer and Chairman (Principal Executive Officer)	April 23, 2001
/s/ STEPHEN M. NELSON Stephen M. Nelson	President and Chief Operating Officer	April 23, 2001
/s/ DEREK K. ELLIS Derek K. Ellis	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 23, 2001
/s/ GREGORY L. HRNCIR Gregory L. Hrncir	General Counsel and Secretary	April 23, 2001
/s/ LAWRENCE S. SCHROEDER Lawrence S. Schroeder	Director	April 23, 2001
/s/ DR. ALAN C. ASHTON Dr. Alan C. Ashton	Director	April 23, 2001
/s/ S. LESLIE FLEGEL S. Leslie Flegel	Director	April 23, 2001
/s/ JOHN J. PREHN John J. Prehn	Director	April 23, 2001

EXHIBIT INDEX

Exhibit Number	Description
4.01	Form of Common Stock Certificate	*
5.01	Opinion of Kummer Kaempfer Bonner & Renshaw regarding the legality of the securities being registered
10.01	eRoomSystem Technologies, Inc. 2000 Stock Option and Incentive Plan.	**
23.01	Consent of Hansen, Barnett & Maxwell
23.02	Consent of Kummer Kaempfer Bonner & Renshaw (included in Exhibit 5.01)
24.01	Power of Attorney (included on page 6)

*
Previously filed as an exhibit to the registrant's Registration Statement on Form SB-2, as filed with the Commission on April 14, 2000.

**
Previously filed as an exhibit to the registrant's Pre-Effective Amendment No. 1 to its Registration Statement on Form SB-2, as filed with the Commission on June 9, 2000.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX